Exhibit (c)(2)

Trunkbow International Holdings Limited Fairness Analysis Presented to the Special Committee of Independent Directors December 10, 2013 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain material that is being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of Trunkbow International Holdings Limited (“ Trunkbow ” or the “ Company ”) in the context of a meeting held to consider a Proposed Transaction (defined herein) . • The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion . • Any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not attempt to independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the Merger Agreement , and will receive a fee for its services .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Premiums Paid Analysis – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to the holders of shares of common stock, par value US $ 0 . 001 per share, of the Company (individually, a “ Share ” and collectively, the “ Shares ”), other than the Excluded Shares (as defined below ), of the Merger Consideration (defined below) to be received by such holders in the Proposed Transaction (defined below ) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as holders of Shares) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Trunkbow Merger Group Limited (“ Parent ”), a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly owned by Mr . Hou Wanchun, the Company’s Chairman, and Mr . Li Qiang, Chief Executive Officer and a director of the Company ( Mr . Hou and Mr . Li together, the “ Consortium Members ”), and Trunkbow International Limited (“ Merger Subsidiary ”), a Nevada corporation and a direct wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of December 10 , 2013 . Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $ 1 . 46 in cash per Share without interest (the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) . • For purposes of this Opinion, “ Excluded Shares ” shall mean Shares owned, directly or indirectly, by Parent, Merger Subsidiary, any wholly owned subsidiary of the Company and their respective Affiliates (as defined in the Merger Agreement), including Rollover Shares (as defined in the Merger Agreement), immediately prior to the Effective Time . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis • In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances . 1. Reviewed the following documents : » The Company’s annual reports and audited financial statements on Form 10 - K filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2011 and 2012 ; » The Company’s unaudited financial statements for the 9 months ended September 30 , 2013 and the 9 months ended September 30 , 2012 ; » A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “ Management Projections ”) ; » Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company ; » A letter dated December 6 , 2013 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and » Documents related to the Proposed Transaction, including the Merger Agreement ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Reviewed the historical trading price and trading volume of the Company’s Shares , and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 4. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 5. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate .

Introduction and Transaction Overview
Stockholders


Consortium Members 43.9%
Top Shareholders 12.8%
Other Shareholders 43.3%

Trunkbow International Holdings, Ltd. - Ownership

Current Shareholders	Share	% of Diluted Share
Consortium Members		
Hou, Wanchun (Chairman)	8,558,764	23.3%
Li, Qiang (CEO and Director)	7,598,219	20.6%
Consortium Members	16,156,983	43.9%
Top Shareholders		
VeriFone Systems, Inc.	2,281,511	6.2%
Morgan Stanley, Investment Banking and Brokerage Investments	1,249,146	3.4%
Kwong, Regis	833,379	2.3%
Herald Investment Management Limited	50,000	0.1%
Li, Dong	47,914	0.1%
BMO Investments Inc.	45,961	0.1%
BlackRock, Inc.	43,349	0.1%
Ye, Yuan Jun	37,500	0.1%
Wang, Xin	32,500	0.1%
Wells Fargo & Company, Private Banking and Investment Banking Arm	30,642	0.1%
California Public Employees' Retirement System	28,397	0.1%
Knight Capital Group Inc., Asset Management Arm	22,802	0.1%
Total Top Shareholders	4,703,101	12.8%
Other Shareholders	15,946,991	43.3%
Total Shares Outstanding	36,807,075	100.0%
Warrants In-the-Money at Offer Price[(1)]	0	0.0%
Fully Diluted Shares Outstanding at Offer Price	**36,807,075**	**100.00%**

[(1)] The warrants are out-of-money at the offer price of $1.46 per Share. As of September 30, 2013, the Company did not have any options outstanding.
Source: Company filings, Capital IQ, Company provided

CONFIDENTIAL
7
DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Note: There is no analyst coverage. Source: Capital IQ Trunkbow International Holdings Limited - Trading History Nov 2 , 2011 to Dec 6, 2013 0.0 200.0 400.0 600.0 800.0 1,000.0 1,200.0 1,400.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Volume (thousands) Share Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (12/6/13) Offer Price Premium Relative to: 19.7% 30 - Day VWAP (1) 48.6% 54.8% 49.3% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 24.8% $1.22 $0.98 $0.94 $0.98 $1.17 Nov 2, 2012 Trunkbow received a non - binding proposal from Mr. Wanchun Hou and Mr. Qiang Li to acquire remaining shares of Trunkbow for $1.46 per share. Nov 14, 2013 Trunkbow reported Q3 '13 earnings results. The Company reported gross revenue of $6.2 million and diluted EPS of $0.11. Aug 21, 2013 Trunkbow reported Q2 '13 earnings results. The Company reported gross revenue of $6.3 million and loss per diluted share of $(0.04). Apr 16, 2013 Trunkbow reported FY '12 earnings results. The Company reported gross revenue of $35.5 million and diluted EPS of $0.34. May 15, 2013 Trunkbow reported Q1 '13 earnings results. The Company reported gross revenue of $1.1 million and loss per diluted share of $(0.04). Nov 14, 2011 Trunkbow reported Q3 '11 earnings results. The Company reported gross revenue of $5.8 million and diluted EPS of $0.02. May 21, 2012 Trunkbow reported Q1 '12 earnings results. The Company reported gross revenue of $6.8 million and diluted EPS of $0.06. Aug 14, 2012 Trunkbow reported Q2 '12 earnings results. The Company reported gross revenue of $6.0 million and diluted EPS of $0.06. Nov 14, 2012 Trunkbow reported Q3 '12 earnings results. The Company reported gross revenue of $ 9 .0 million and diluted EPS of $0.09. Mar 30, 2012 Trunkbow reported FY ' 11 earnings results. The Company reported gross revenue of $29.7 million and diluted EPS of $0.46. Trunkbow International Holdings, Ltd. Historical Trading Metrics (in thousands, except per share) During one year prior to offer Post offer Average Closing Price $1.52 Average Closing Price $1.07 High $2.40 High $1.46 Low $0.77 Low $0.61 Average Volume 42.7 Average Volume 77.3 % of Shares Issued and Outstanding 0.1% % of Shares Issued and Outstanding 0.2% % of Float 0.2% % of Float 0.4%

Introduction and Transaction Overview
Proposed Transaction

Trunkbow International Holdings, Ltd. - Offer Premium Analysis

	Closing Price	Implied Premium
Share price of 12/6/13	$1.22	19.7%
30-days trailing VWAP prior to 12/6/13	$1.12	30.6%
60-days trailing VWAP prior to 12/6/13	$1.12	30.7%
90-days trailing VWAP prior to 12/6/13	$1.05	39.2%
One-day prior to offer (11/1/12)	$1.17	24.8%
One-week prior to offer (10/26/12)	$1.06	37.7%
30-days trailing VWAP prior to offer	$0.98	48.6%
60-days trailing VWAP prior to offer	$0.94	54.8%
90-days trailing VWAP prior to offer	$0.98	49.3%
One-year prior to offer (11/2/11)	$2.36	(38.1%)
Initial Public Offering (2/2/2011)	$5.00	(70.8%)
Offer (11/2/2012)	$1.46	

Trunkbow International Holdings, Ltd. - Implied Multiples Analysis

(USD in millions, except per share data)

	Financials 9/30/2013	Offer $1.46
Fully Diluted Shares Issued & Outstanding (millions)	36.81	
Market Value of Common Equity		$53.7
Plus: Debt		18.1
Less: Asset Held for Sale, net of relevant advance		(2.9)
Less: Loans to Third Parties		(9.5)
Less: Proceeds from Exercise of Warrants		0.0
Less: Cash		(1.9)
Implied Enterprise Value		$57.5
Implied Offer Multiples:		
EV / LTM Revenue	$26.7	2.15x
EV / LTM EBITDA	$10.5	5.5x
EV / LTM EBIT	$8.8	6.5x
P/ LTM EPS	$0.19	7.9x
EV / 2014 Revenue	$36.7	1.57x
EV / 2014 EBITDA	$20.3	2.8x
EV / 2014 EBIT	$12.3	4.7x
P/ 2014 EPS	$0.23	6.4x
P/ Book Value	$2.70	0.54x

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
LTM = Latest Twelve Months ending September 30, 2013 unless otherwise stated
Source: Company filings, Capital IQ, Company provided

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Per Share Valuation

Valuation Range Conclusions

(USD in thousands, except per share data)

		Low		High
Enterprise Value				
Discounted Cash Flow Analysis		$45,800	-	$61,400
Selected Public Companies Analysis		49,357	-	62,457
Enterprise Value Range		**$47,500**	-	**$62,000**
Plus: Proceeds from Exercise of In-the-Money Warrants [1]		$0	-	$0
Plus: Loans to Third Parties [2]		9,460	-	9,460
Plus: Asset Held for Sale, net of relevant advance [3]		2,900	-	2,900
Less: Debt [4]		(18,051)	-	(18,051)
Value Attributable to Fully Diluted Shares (Excluding Cash)		**$41,809**	-	**$56,309**
Fully Diluted Shares Issued and Outstanding		36,807,075		36,807,075
Per Share Price Range (Excluding Excess Cash)		**$1.14**	-	**$1.53**
Plus: Cash		$1,926	-	$1,926
Cash Value Per Fully Diluted Share Issued and Outstanding		$0.05	-	$0.05
Per Share Price Range		**$1.19**	-	**$1.58**
Implied Valuation Multiples				
EV / LTM EBITDA	$10,524	4.5x	-	5.9x
EV / 2013 EBITDA	$12,577	3.8x	-	4.9x
EV / 2014 EBITDA	$20,306	2.3x	-	3.1x
EV / LTM EBIT	$8,787	5.4x	-	7.1x
EV / 2013 EBIT	$11,473	4.1x	-	5.4x
EV / 2014 EBIT	$12,314	3.9x	-	5.0x
EV / LTM Revenue	$26,719	1.78x	-	2.32x
EV / 2013 Revenue	$27,044	1.76x	-	2.29x
EV / 2014 Revenue	$36,743	1.29x	-	1.69x
P/ LTM EPS	$0.19	6.4x	-	8.5x
P/ 2013 EPS	0.24	4.9x	-	6.5x
P/ 2014 EPS	$0.23	5.2x	-	6.9x
P/ Book Value	$2.70	0.44x	-	0.59x

Offer Price

$1.46

Note: Balance sheet data and LTM as of September 30, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

[1] The warrants are out-of-money at the offer price of $1.46 per Share.
[2] Consisted of $3.59 million of loans to China Telecom Jinan Branch, and $5.87 million loans related to IDC centers and other projects.
[3] Based on expected selling price of $4.15 million, net of relevant advance of $1.25 million as of Sep 30, 2013.
[4] Including short-term loans and loans from third parties.

CONFIDENTIAL 10 DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview Share Price Range $1.14 $1.24 $0.80 $0.90 $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 $2.00 Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis $1.59 $1.57 $1.46 Offer Price

Valuation Analysis Section 02

13 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis - Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the financial forecasts for the fiscal years ending December 31 , 2013 - 2018 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16 . 0 % to 18 . 0% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management P rojections and extrapolations of such projections utilized in the discounted cash flow analysis : » The Company’s net revenue is projected to increase at a compound annual growth rate (“ CAGR ”) of 5 . 4 % over the ten - year period ending 2022 . » EBITDA is projected to increase at a CAGR of 5 . 3 % over the ten - year period ending 2022 . » The Company’s average EBITDA margin over the 2013 - 2022 projection period is 52 . 2% .

14 CONFIDENTIAL Valuation Analysis Financial Performance (1) Gross p rofit excludes depreciation and amortization. Note: Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). Source: SEC filings, Company management Performance Metrics Base Case (USD in thousands) YTD YTD LTM 2009A 2010A 2011A 2012A 9/30/2012 9/30/2013 9/30/2013 2013P 2014P 2015P 2016P 2017P 2018P Net Revenue $13,430 $24,388 $29,077 $34,769 $21,411 $13,362 $26,719 $27,044 $36,743 $45,562 $47,387 $49,234 $50,693 Growth 81.6% 19.2% 19.6% (37.6%) (13.7%) (22.2%) 35.9% 24.0% 4.0% 3.9% 3.0% Gross Profit (1) $11,230 $19,551 $23,271 $31,329 $18,182 $9,486 $22,633 $20,164 $29,864 $37,577 $38,014 $37,947 $38,055 Margin 83.6% 80.2% 80.0% 90.1% 84.9% 71.0% 84.7% 74.6% 81.3% 82.5% 80.2% 77.1% 75.1% EBITDA $8,566 $14,173 $16,462 $17,721 $10,968 $3,772 $10,524 $12,577 $20,306 $26,937 $26,492 $25,584 $25,635 Margin 63.8% 58.1% 56.6% 51.0% 51.2% 28.2% 39.4% 46.5% 55.3% 59.1% 55.9% 52.0% 50.6% Growth 65.5% 16.2% 7.6% (65.6%) (39.1%) (29.0%) 61.5% 32.7% (1.7%) (3.4%) 0.2% EBIT $8,546 $14,080 $16,138 $16,053 $10,229 $2,962 $8,787 $11,473 $12,314 $12,451 $11,962 $11,020 $11,894 Margin 63.6% 57.7% 55.5% 46.2% 47.8% 22.2% 32.9% 42.4% 33.5% 27.3% 25.2% 22.4% 23.5% Growth 64.8% 14.6% (0.5%) (71.0%) (46.6%) (28.5%) 7.3% 1.1% (3.9%) (7.9%) 7.9% Net Income $8,480 $13,896 $13,688 $13,333 $8,379 $1,891 $6,845 $8,953 $8,381 $7,533 $8,452 $9,044 $10,089 Margin 63.1% 57.0% 47.1% 38.3% 39.1% 14.2% 25.6% 33.1% 22.8% 16.5% 17.8% 18.4% 19.9% Growth 63.9% (1.5%) (2.6%) (77.4%) (49.5%) (32.8%) (6.4%) (10.1%) 12.2% 7.0% 11.5% Diluted EPS $0.43 $0.45 $0.37 $0.36 $0.23 $0.05 $0.19 $0.24 $0.23 $0.20 $0.23 $0.25 $0.27 Growth 3.3% (17.8%) (1.7%) (77.4%) (49.4%) (32.8%) (6.4%) (10.1%) 12.2% 7.0% 11.5% Capital Expenditures $5 $449 $20,824 $19,468 $18,819 $5,537 $6,185 $12,481 $73,688 $1,311 $246 $246 $246 as % of Net Revenue 0.0% 1.8% 71.6% 56.0% 87.9% 41.4% 23.1% 46.2% 200.6% 2.9% 0.5% 0.5% 0.5% Net Working Capital $10,765 $32,243 $52,236 $56,109 $53,871 $58,844 $58,844 $59,554 $61,468 $62,232 $57,609 $55,660 $58,842 as % of Net Revenue 80.2% 132.2% 179.6% 161.4% 220.2% 220.2% 167.3% 136.6% 121.6% 113.1% 116.1%

15 CONFIDENTIAL Discounted Cash Flow Analysis (USD in thousands) LTM Terminal CAGR 9/30/2013 2013P 2014P 2015P 2016P 2017P 2018P 2022P Normalized 3 Year 6 Year 10 Year Net Revenue $26,719 $27,044 $36,743 $45,562 $47,387 $49,234 $50,693 $58,728 $58,728 9.4% 6.5% 5.4% Growth (13.7%) (22.2%) 35.9% 24.0% 4.0% 3.9% 3.0% 3.0% EBITDA $10,524 $12,577 $20,306 $26,937 $26,492 $25,584 $25,635 $29,699 $29,699 EBITDA Margin 39.4% 46.5% 55.3% 59.1% 55.9% 52.0% 50.6% 50.6% 50.6% Growth (39.1%) (29.0%) 61.5% 32.7% (1.7%) (3.4%) 0.2% 3.0% 15.0% 6.3% 5.3% 10/13-12/13 Earnings Before Interest and Taxes $8,510 $12,314 $12,451 $11,962 $11,020 $11,894 $18,882 $18,882 Pro Forma Taxes (1) (1,197) (1,567) (1,602) (1,534) (1,408) (1,532) (2,540) (2,540) Net Operating Profit After Tax $7,313 $10,747 $10,849 $10,428 $9,612 $10,362 $16,342 $16,342 Depreciation & Amortization $295 $7,992 $14,486 $14,530 $14,564 $13,742 $10,817 $10,817 Capital Expenditures (6,944) (73,688) (1,311) (246) (246) (246) (459) (8,679) (Increase) / Decrease in Working Capital (709) (1,915) (764) 4,623 1,949 (3,181) (1,985) (1,985) Free Cash Flow (2) ($46) ($56,863) $23,260 $29,335 $25,879 $20,676 $24,714 $16,494 Enterprise Value Range Low High Weighted Average Cost of Capital 18.00% - 16.00% Concluded Enterprise Value Range (Rounded) $45,800 - $61,400 Implied Valuation Multiples EV / LTM EBITDA $10,524 4.4x - 5.8x EV / 2013 EBITDA $12,577 3.6x - 4.9x EV / 2014 EBITDA 20,306 2.3x - 3.0x EV / LTM EBIT $8,787 5.2x - 7.0x EV / 2013 EBIT $11,473 4.0x - 5.4x EV / 2014 EBIT $12,314 3.7x - 5.0x EV / LTM Revenue $26,719 1.71x - 2.30x EV / 2013 Revenue $27,044 1.69x - 2.27x EV / 2014 Revenue 36,743 1.25x - 1.67x P/ LTM EPS $0.19 6.14x - 8.42x P/ 2013 EPS $0.24 4.69x - 6.44x P/ 2014 EPS $0.23 5.02x - 6.88x P/ Book Value $2.70 0.42x - 0.58x Valuation Analysis DCF Valuation Summary (1) Management provided income tax rate of 15%. (2) Prior to application of 5% to 10% dividend withholding tax calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation. Note: Balance sheet data and LTM as of September 30, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). Years 2019 - 2021, not shown in the summary table above, are included in the financial projections model.

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps reviewed the current trading multiples of 12 publicly traded companies that we determined to be relevant to our analysis . • These companies operate in the Software and IT Services industry . • Duff & Phelps analyzed the LTM and projected revenue, EBITDA, EBIT, and EPS for each of the selected publicly traded companies . Selected M&A Transactions Analysis • Duff & Phelps selected merger and acquisition transactions involving target companies that Duff & Phelps determined to be relevant to its analysis . Duff & Phelps computed the LTM EBITDA and LTM EBIT for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective revenue, EBITDA and EBIT . • Duff & Phelps selected 8 precedent transactions within the China Information Technology industry . Duff & Phelps also selected 32 precedent transactions that involved Chinese company going - private transactions for a review, but did not select valuation multiples based on those industry agnostic Chinese going - private transactions . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . Based on our review of publicly available information, none of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) Stock price and EV based on 1 - day prior to revised offer date (2) The Company's financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses ). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non - Controlling Interest) – (Cash & Equivalents) – (Net N on - Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EBIT = Earnings Before Interest and Taxes Source: Bloomberg, Capital IQ, SEC filings Selected Public Companies Analysis ($ in millions, except per share data) NWC as % Company Information Market Data of Revenue Revenue Growth EBITDA Growth EBIT Margin EBITDA Margin Company Name HQ Exchange Stock Price % of 52- Wk High EV LTM 3- Yr CAGR LTM 2013 2014 3- Yr CAGR LTM 2013 2014 3- Yr AVG LTM 2013 2014 3- Yr AVG LTM 2013 2014 China Software and IT Service Companies (Foreign Listed) ChinaCache International Holdings Ltd. China NasdaqGM $7.48 76.2% $112 6.4% 50.8% 31.5% 32.5% 25.1% 1.9% NM -16.0% 72.9% -1.8% -5.3% -2.5% -0.1% 9.4% 0.1% 4.0% 5.6% 21Vianet Group, Inc. China NasdaqGM 19.50 94.7 1,175 11.8 74.6 32.0 31.9 42.0 64.1 5.1 64.9 44.9 3.5 5.1 10.9 11.4 11.3 13.5 18.6 19.0 iSoftStone Holdings Limited (1) China NYSE 4.99 88.8 365 47.2 41.6 15.2 18.3 19.5 44.0 -30.5 20.5 28.6 7.2 2.4 2.8 2.9 10.7 6.3 11.2 12.1 e-Future Information Technology Inc. China NasdaqCM 4.45 91.4 12 -22.9 25.9 12.5 NA NA NM NM NA NA -6.9 0.4 NA NA -1.3 3.3 NA NA China Information Technology, Inc. China NasdaqGS 4.96 72.8 188 41.7 -5.1 5.4 NA NA NM NM NA NA -11.3 -94.5 NA NA -0.3 -80.7 NA NA Chinasoft International Ltd. China SEHK 0.27 82.5 523 35.4 40.0 22.4 23.7 23.6 88.9 5.4 33.2 21.2 6.7 5.9 7.6 7.7 10.1 8.8 10.4 10.2 Hi Sun Technology (China) Ltd. Hong Kong SEHK 0.23 84.7 341 -1.0 3.4 35.0 20.2 6.8 NM NM NA NA -25.3 -18.5 NA NA -19.3 -14.1 NA NA Group Median 84.7% $341 11.8% 40.0% 22.4% 23.7% 23.6% 54.0% 5.1% 26.8% 36.8% -1.8% 0.4% 5.2% 5.3% 9.4% 3.3% 10.8% 11.1% Global Software and IT Service Companies Evolving Systems Inc. United States NasdaqCM $9.79 87.5% $99 5.1% 2.0% 4.4% -4.2% 25.2% 37.3% 51.9% 8.3% 35.5% 3.9% 24.7% 25.2% 28.4% 7.8% 26.5% 27.0% 29.2% VeriFone Systems, Inc. United States NYSE 25.13 69.9 3,584 5.8 30.2 -1.9 -9.0 5.4 43.1 4.9 -31.1 18.5 11.0 6.1 13.7 14.1 16.8 17.5 15.6 17.5 ACI Worldwide, Inc. United States NasdaqGS 64.47 99.6 3,083 6.8 18.0 39.5 32.7 22.3 33.9 91.3 62.7 21.9 14.8 17.0 18.1 18.7 21.5 24.3 28.9 28.8 Streamwide France ENXTPA 12.75 81.1 35 22.7 26.5 28.4 -13.1 23.3 55.7 210.7 46.3 38.9 20.1 18.1 8.7 16.0 21.6 19.7 28.5 32.1 nTels Co., Ltd. South Korea KOSE 11.85 79.4 69 37.4 38.3 20.9 NA NA NM 18.1 NA NA 12.4 11.9 NA NA 13.0 12.7 NA NA Group Median 81.1% $99 6.8% 26.5% 20.9% -6.6% 22.8% 40.2% 51.9% 27.3% 28.7% 12.4% 17.0% 15.9% 17.3% 16.8% 19.7% 27.7% 29.0% Aggregate Mean 84.1% $799 16.4% 28.9% 20.4% 14.8% 21.5% 46.1% 44.6% 23.6% 35.3% 2.9% -2.2% 10.6% 12.4% 8.4% 3.2% 18.0% 19.3% Aggregate Median 83.6% $265 9.3% 28.4% 21.6% 20.2% 23.3% 43.5% 11.8% 26.8% 32.1% 5.3% 5.5% 9.8% 12.7% 10.4% 10.8% 17.1% 18.2% Trunkbow (Management Projection) (2) 220.2% 37.3% -13.7% -22.2% 35.9% 27.4% -39.1% -29.0% 61.5% 53.1% 32.9% 42.4% 33.5% 55.2% 39.4% 46.5% 55.3% 6-Dec-13

18 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Market Multiples (1) Stock price and EV based on 1 - day prior to revised offer date LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non - Controlling Interest) – (Cash & Equivalents) – (Net N on - Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EBIT = Earnings Before Interest and Taxes EPS = Earnings Per Share Source: Bloomberg, Capital IQ, SEC filings Selected Public Companies Analysis ($ in millions, except per share data) Company Information Market Data Price as Multiple of Enterprise Value as a Multiple of Company Name HQ Exchange Stock Price % of 52- Wk High EV LTM EPS 2013 EPS 2014 EPS Book Value LTM EBITDA 2013 EBITDA 2014 EBITDA LTM EBIT 2013 EBIT 2014 EBIT LTM Revenue 2013 Revenue 2014 Revenue China Software and IT Service Companies (Foreign Listed) ChinaCache International Holdings Ltd. China NasdaqGM $7.48 76.2% $112 NM NM NM 1.63x NM 16.0x 9.3x NM NA NA 0.69x 0.65x 0.52x 21Vianet Group, Inc. China NasdaqGM 19.50 94.7 1,175 NM 67.9 38.1 3.80 28.9 19.6 13.5 NM 33.6x 22.5x 3.91 3.64 2.57 iSoftStone Holdings Limited (1) China NYSE 4.99 88.8 365 NM 38.4 21.7 0.86 13.9 7.2 5.6 36.9x 28.5x 23.6x 0.87 0.81 0.68 e-Future Information Technology Inc. China NasdaqCM 4.45 91.4 12 NM NM NM 0.93 10.5 NA NA NM NA NA 0.35 NA NA China Information Technology, Inc. China NasdaqGS 4.96 72.8 188 NM NM NM 1.41 NM NA NA NM NA NA 2.00 NA NA Chinasoft International Ltd. China SEHK 0.27 82.5 523 18.3 16.5 13.1 1.47 12.3 9.2 7.6 18.5x 12.6x 10.0x 1.08 0.95 0.77 Hi Sun Technology (China) Ltd. Hong Kong SEHK 0.23 84.7 341 NM NM NM 1.92 NM NA NA NM NA NA 2.64 2.54 2.38 Group Median 84.7% $341 18.3x 38.4x 21.7x 1.47x 13.1x 12.6x 8.4x 27.7x 28.5x 22.5x 1.08x 0.95x 0.77x Global Software and IT Service Companies Evolving Systems Inc. United States NasdaqCM $9.79 87.5% $99 25.5x 24.8x 16.9x 3.57x 14.7x 14.6x 10.8x 15.8x 15.6x 11.0x 3.89x 3.93x 3.14x VeriFone Systems, Inc. United States NYSE 25.13 69.9 3,584 76.8 17.6 15.7 2.11 11.7 13.5 11.4 33.3x 15.4x 14.2x 2.04 2.11 2.00 ACI Worldwide, Inc. United States NasdaqGS 64.47 99.6 3,083 33.4 26.7 20.3 5.21 15.7 12.1 9.9 22.6x 19.3x 15.3x 3.83 3.49 2.85 Streamwide France ENXTPA 12.75 81.1 35 14.2 35.9 15.3 2.52 8.7 7.1 5.1 9.5x 23.3x 10.3x 1.71 2.03 1.64 nTels Co., Ltd. South Korea KOSE 11.85 79.4 69 14.3 NM NM 2.22 9.7 NA NA 10.4x NA NA 1.24 NA NA Group Median 81.1% $99 25.5x 25.7x 16.3x 2.52x 11.7x 12.8x 10.3x 15.8x 17.4x 12.6x 2.04x 2.80x 2.43x Aggregate Mean 84.1% $799 30.4x 32.5x 20.2x 2.30x 14.0x 12.4x 9.1x 21.0x 21.2x 15.3x 2.02x 2.24x 1.84x Aggregate Median 83.6% $265 21.9x 26.7x 16.9x 2.01x 12.3x 12.8x 9.6x 18.5x 19.3x 14.2x 1.86x 2.11x 2.00x 6-Dec-13

Valuation Analysis

Selected Public Companies Analysis – Ranking Tables

Selected Public Company Ranking Charts

Company	LTM Revenue
VeriFone Systems, Inc. (NYSE:PAY)	$1,756
ACI Worldwide, Inc. (NasdaqGS:ACIW)	806
Chinasoft International Ltd. (SEHK:354)	483
iSoftStone Holdings Limited (NYSE:ISS)	418
21Vianet Group, Inc. (NasdaqGM:VNET)	301
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	162
Hi Sun Technology (China) Ltd. (SEHK:818)	129
China Information Technology, Inc. (NasdaqGS:CNIT)	94
nTels Co., Ltd. (KOSE:A069410)	55
e-Future Information Technology Inc. (NasdaqCM:EFUT)	34
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	27
Evolving Systems Inc. (NasdaqCM:EVOL)	25
Streamwide (ENXTPA:ALSTW)	20

Company	LTM EBITDA Margin
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	39.4%
Evolving Systems Inc. (NasdaqCM:EVOL)	26.5
ACI Worldwide, Inc. (NasdaqGS:ACIW)	24.3
Streamwide (ENXTPA:ALSTW)	19.7
VeriFone Systems, Inc. (NYSE:PAY)	17.5
21Vianet Group, Inc. (NasdaqGM:VNET)	13.5
nTels Co., Ltd. (KOSE:A069410)	12.7
Chinasoft International Ltd. (SEHK:354)	8.8
iSoftStone Holdings Limited (NYSE:ISS)	6.3
e-Future Information Technology Inc. (NasdaqCM:EFUT)	3.3
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	0.1
Hi Sun Technology (China) Ltd. (SEHK:818)	-14.1
China Information Technology, Inc. (NasdaqGS:CNIT)	-80.7

Company	LTM EBITDA Growth
Streamwide (ENXTPA:ALSTW)	210.7%
ACI Worldwide, Inc. (NasdaqGS:ACIW)	91.3
Evolving Systems Inc. (NasdaqCM:EVOL)	51.9
nTels Co., Ltd. (KOSE:A069410)	18.1
Chinasoft International Ltd. (SEHK:354)	5.4
21Vianet Group, Inc. (NasdaqGM:VNET)	5.1
VeriFone Systems, Inc. (NYSE:PAY)	4.9
iSoftStone Holdings Limited (NYSE:ISS)	-30.5
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	-39.1
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	NM
China Information Technology, Inc. (NasdaqGS:CNIT)	NM
Hi Sun Technology (China) Ltd. (SEHK:818)	NM
e-Future Information Technology Inc. (NasdaqCM:EFUT)	NM

Company	LTM EBIT Margin
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	32.9%
Evolving Systems Inc. (NasdaqCM:EVOL)	24.7
Streamwide (ENXTPA:ALSTW)	18.1
ACI Worldwide, Inc. (NasdaqGS:ACIW)	17.0
nTels Co., Ltd. (KOSE:A069410)	11.9
VeriFone Systems, Inc. (NYSE:PAY)	6.1
Chinasoft International Ltd. (SEHK:354)	5.9
21Vianet Group, Inc. (NasdaqGM:VNET)	5.1
iSoftStone Holdings Limited (NYSE:ISS)	2.4
e-Future Information Technology Inc. (NasdaqCM:EFUT)	0.4
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	-5.3
Hi Sun Technology (China) Ltd. (SEHK:818)	-18.5
China Information Technology, Inc. (NasdaqGS:CNIT)	-94.5

Company	LTM Capex / Revenue
21Vianet Group, Inc. (NasdaqGM:VNET)	31.6%
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	23.1
Streamwide (ENXTPA:ALSTW)	22.2
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	12.1
iSoftStone Holdings Limited (NYSE:ISS)	7.7
Hi Sun Technology (China) Ltd. (SEHK:818)	6.5
VeriFone Systems, Inc. (NYSE:PAY)	4.5
ACI Worldwide, Inc. (NasdaqGS:ACIW)	1.8
Chinasoft International Ltd. (SEHK:354)	1.5
nTels Co., Ltd. (KOSE:A069410)	1.2
Evolving Systems Inc. (NasdaqCM:EVOL)	0.9
e-Future Information Technology Inc. (NasdaqCM:EFUT)	0.4
China Information Technology, Inc. (NasdaqGS:CNIT)	0.3

Company	LTM NWC / Revenue
Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW)	220.2%
iSoftStone Holdings Limited (NYSE:ISS)	47.2
China Information Technology, Inc. (NasdaqGS:CNIT)	41.7
nTels Co., Ltd. (KOSE:A069410)	37.4
Chinasoft International Ltd. (SEHK:354)	35.4
Streamwide (ENXTPA:ALSTW)	22.7
21Vianet Group, Inc. (NasdaqGM:VNET)	11.8
ACI Worldwide, Inc. (NasdaqGS:ACIW)	6.8
ChinaCache International Holdings Ltd. (NasdaqGM:CCIH)	6.4
VeriFone Systems, Inc. (NYSE:PAY)	5.8
Evolving Systems Inc. (NasdaqCM:EVOL)	5.1
Hi Sun Technology (China) Ltd. (SEHK:818)	-1.0
e-Future Information Technology Inc. (NasdaqCM:EFUT)	-22.9

Source: Capital IQ, Company management

CONFIDENTIAL
19
DUFF & PHELPS

20 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Ranking Tables Source: Capital IQ, Company management Selected Public Company Ranking Charts Company 3-Yr AVG Revenue Company 3- Yr AVG EBITDA Margin Company 3- Yr CAGR EBITDA VeriFone Systems, Inc. (NYSE:PAY) $1,390 Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 55.2% Chinasoft International Ltd. (SEHK:354) 88.9% ACI Worldwide, Inc. (NasdaqGS:ACIW) 517 Streamwide (ENXTPA:ALSTW) 21.6 21Vianet Group, Inc. (NasdaqGM:VNET) 64.1 Chinasoft International Ltd. (SEHK:354) 348 ACI Worldwide, Inc. (NasdaqGS:ACIW) 21.5 Streamwide (ENXTPA:ALSTW) 55.7 iSoftStone Holdings Limited (NYSE:ISS) 287 VeriFone Systems, Inc. (NYSE:PAY) 16.8 iSoftStone Holdings Limited (NYSE:ISS) 44.0 21Vianet Group, Inc. (NasdaqGM:VNET) 162 nTels Co., Ltd. (KOSE:A069410) 13.0 VeriFone Systems, Inc. (NYSE:PAY) 43.1 China Information Technology, Inc. (NasdaqGS:CNIT) 122 21Vianet Group, Inc. (NasdaqGM:VNET) 11.3 Evolving Systems Inc. (NasdaqCM:EVOL) 37.3 Hi Sun Technology (China) Ltd. (SEHK:818) 112 iSoftStone Holdings Limited (NYSE:ISS) 10.7 ACI Worldwide, Inc. (NasdaqGS:ACIW) 33.9 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) 96 Chinasoft International Ltd. (SEHK:354) 10.1 Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 27.4 nTels Co., Ltd. (KOSE:A069410) 43 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) 9.4 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) 1.9 Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 29 Evolving Systems Inc. (NasdaqCM:EVOL) 7.8 e-Future Information Technology Inc. (NasdaqCM:EFUT) NM e-Future Information Technology Inc. (NasdaqCM:EFUT) 28 China Information Technology, Inc. (NasdaqGS:CNIT) -0.3 China Information Technology, Inc. (NasdaqGS:CNIT) NM Evolving Systems Inc. (NasdaqCM:EVOL) 23 e-Future Information Technology Inc. (NasdaqCM:EFUT) -1.3 Hi Sun Technology (China) Ltd. (SEHK:818) NM Streamwide (ENXTPA:ALSTW) 17 Hi Sun Technology (China) Ltd. (SEHK:818) -19.3 nTels Co., Ltd. (KOSE:A069410) NM Company 3- Yr AVG EBIT Margin Company 3- Yr AVG Capex / Revenue Company 3-Yr AVG NWC / Revenue Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 53.1% Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 43.1% Trunkbow International Holdings, Ltd. (NasdaqGM:TBOW) 157.7% Streamwide (ENXTPA:ALSTW) 20.1 Streamwide (ENXTPA:ALSTW) 23.7 China Information Technology, Inc. (NasdaqGS:CNIT) 65.2 ACI Worldwide, Inc. (NasdaqGS:ACIW) 14.8 21Vianet Group, Inc. (NasdaqGM:VNET) 21.8 iSoftStone Holdings Limited (NYSE:ISS) 38.2 nTels Co., Ltd. (KOSE:A069410) 12.4 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) 12.3 21Vianet Group, Inc. (NasdaqGM:VNET) 37.7 VeriFone Systems, Inc. (NYSE:PAY) 11.0 China Information Technology, Inc. (NasdaqGS:CNIT) 11.3 Streamwide (ENXTPA:ALSTW) 30.2 iSoftStone Holdings Limited (NYSE:ISS) 7.2 iSoftStone Holdings Limited (NYSE:ISS) 9.0 Chinasoft International Ltd. (SEHK:354) 16.2 Chinasoft International Ltd. (SEHK:354) 6.7 Hi Sun Technology (China) Ltd. (SEHK:818) 4.6 Hi Sun Technology (China) Ltd. (SEHK:818) 8.9 Evolving Systems Inc. (NasdaqCM:EVOL) 3.9 Chinasoft International Ltd. (SEHK:354) 2.6 VeriFone Systems, Inc. (NYSE:PAY) 8.2 21Vianet Group, Inc. (NasdaqGM:VNET) 3.5 VeriFone Systems, Inc. (NYSE:PAY) 1.9 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) 0.1 ChinaCache International Holdings Ltd. (NasdaqGM:CCIH) -1.8 ACI Worldwide, Inc. (NasdaqGS:ACIW) 1.8 nTels Co., Ltd. (KOSE:A069410) -5.1 e-Future Information Technology Inc. (NasdaqCM:EFUT) -6.9 e-Future Information Technology Inc. (NasdaqCM:EFUT) 1.3 ACI Worldwide, Inc. (NasdaqGS:ACIW) -10.0 China Information Technology, Inc. (NasdaqGS:CNIT) -11.3 Evolving Systems Inc. (NasdaqCM:EVOL) 0.7 e-Future Information Technology Inc. (NasdaqCM:EFUT) -30.3 Hi Sun Technology (China) Ltd. (SEHK:818) -25.3 nTels Co., Ltd. (KOSE:A069410) 0.6 Evolving Systems Inc. (NasdaqCM:EVOL) -31.7

21 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – Chinese Information Technology Transactions Source: Capital IQ, SEC filings Selected M&A Transactions Analysis - China Information Technology Transactions ($ in millions) Premium as a % of Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA LTM EBIT EBITDA Margin EBIT Margin EV / EBITDA EV / EBIT EV / Revenue 1-Day Prior 1-Week Prior 1-Month Prior 6/6/13 Pending iSoftStone Holdings Limited Provides an integrated suite of IT services and solutions primarily in the People’s Republic of China, the United States, Europe, and Japan Management Buyout $394.6 $418.1 $25.5 $9.2 6.1% 2.2% 15.5x NM 0.94x 12.6 19.3 30.4 5/20/13 Pending Pactera Technology International Ltd. Operates as a consulting and technology services provider in the People’s Republic of China Blackstone Singapore Pte Ltd; GGV Capital $452.1 $636.8 $52.0 $28.7 8.2% 4.5% 8.7x 15.8x 0.71x 38.8 42.6 29.4 3/12/13 Pending Camelot Information Systems Inc. Provides enterprise application services and financial industry information technology (IT) services Management Buyout $31.7 $257.0 N/A N/A N/A N/A N/A N/A 0.12x 36.7 37.6 42.4 8/10/12 Closed VanceInfo Technologies Inc. Engages in providing information technology (IT) consulting services HiSoft Technology International Limited $427.9 $338.3 $27.0 $14.7 8.0% 4.3% 15.8x 29.1x 1.26x 19.5 37.3 22.6 5/21/12 Closed Yucheng Technologies Limited Provides information technology (IT) software, solutions and services for state-owned commercial banks in the People’s Republic of China Management Buyout $78.9 $87.6 $10.2 $7.6 11.6% 8.7% 7.8x 10.4x 0.90x 26.4 25.4 28.3 2/19/12 Closed China TransInfo Technology Corp. Provides intelligent transportation systems (ITS) and related technology solutions for the transportation industry in China Management Buyout $151.5 $159.5 $18.6 $16.0 11.6% 10.0% 8.2x 9.5x 0.95x 12.6 19.1 23.1 1/20/12 Pending AsiaInfo-Linkage, Inc. Provides telecommunications software solutions, and information technology products and services to telecommunications carriers and operators, and cable television operators in China and internationally CITIC Capital Partners $574.2 $481.0 $105.4 $55.8 21.9% 11.6% 5.4x 10.3x 1.19x 21.0 50.8 79.9 1/7/12 Closed Pansoft Company Limited (1) Engages in the development and marketing of accounting and enterprise resource planning software primarily for the oil and gas industry Management Buyout $14.5 $21.9 $1.8 N/A 8.2% N/A 8.1x N/A 0.66x 106.5 118.4 58.4 Mean 10.8% 6.9% 9.9x 15.0x 0.84x 34.3% 43.8% 39.3% (1) Based on Revised Offer Median 8.2% 6.6% 8.2x 10.4x 0.92x 23.7% 37.5% 29.9% Source: Capital IQ, Company Filings Low 6.1% 2.2% 5.4x 9.5x 0.12x 12.6% 19.1% 22.6% High 21.9% 11.6% 15.8x 29.1x 1.26x 106.5% 118.4% 79.9%

Valuation Analysis

Selected M&A Transactions Analysis – Industry Agnostic Chinese Going-Private Transactions

China Going-Private Transactions Analysis

($ in millions)

Announced Date	Status	Target Name	Insider Ownership	EV	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EBIT Margin	EV / Revenue	EV / EBITDA	EV / EBIT	Premium as a % of 1-Day Prior	Premium as a % of 1-Week Prior	Premium as a % of 1-Month Prior
11/25/13	Pending	Giant Interactive Group, Inc.	47.2%	$2,319.7	$381.2	$241.3	$228.9	63.3%	60.1%	6.09x	9.6x	10.1x	18.0%	25.1%	27.2%
10/25/13	Pending	RDA Microelectronics, Inc.	N/A	$786.4	$408.1	$63.1	$46.7	15.5%	11.4%	1.93x	12.5x	16.8x	15.8%	21.2%	19.2%
10/19/13	Pending	People's Food Holdings Ltd.	0.2%	$684.4	$2,653.9	$35.5	N/A	1.3%	N/A	0.26x	19.3x	N/A	2.6%	2.6%	3.4%
10/7/13	Pending	Devotion Energy Group Limited	42.9%	$16.4	$91.4	$10.1	$8.5	11.1%	9.3%	0.18x	1.6x	1.9x	23.4%	22.6%	29.2%
9/30/13	Pending	Charm Communications Inc.	58.5%	$109.6	$168.8	N/A	N/A	N/A	N/A	0.65x	N/A	N/A	17.2%	7.3%	17.2%
8/15/13	Pending	Hengxin Technology Ltd.	30.5%	$33.2	$163.9	$16.6	$13.3	10.1%	8.1%	0.20x	2.0x	2.5x	15.4%	3.5%	42.3%
6/20/13	Pending	Spreadtrum Communications Inc.	N/A	$1,484.7	$857.8	$140.6	$108.7	16.4%	12.7%	1.73x	10.6x	13.7x	39.1%	46.5%	66.0%
6/20/13	Pending	ChinaEdu Corporation	14.0%	$95.2	$80.5	$21.3	$16.5	26.5%	20.5%	1.18x	4.5x	5.8x	19.9%	16.9%	17.6%
5/21/13	Pending	Le Gaga Holdings Ltd	50.8%	$136.1	$89.4	$41.4	$27.9	46.4%	31.2%	1.52x	3.3x	4.9x	20.1%	23.4%	14.6%
3/11/13	Pending	Simcere Pharmaceutical Group.	77.6%	$519.4	$344.9	$31.0	$8.8	9.0%	2.5%	1.51x	16.7x	59.2x	21.4%	22.1%	26.9%
10/15/12	Pending	Yongye International, Inc.	32.5%	$261.9	$547.6	$180.2	$162.5	32.9%	29.7%	0.48x	1.5x	1.6x	39.7%	42.9%	54.9%
10/3/12	Closed	Feihe International, Inc.	45.3%	$275.1	$279.4	$25.9	$17.5	9.3%	6.3%	0.98x	10.6x	15.8x	21.3%	29.8%	21.1%
9/27/12	Closed	China Kanghui Holdings	NM	$660.6	$57.3	$26.4	$22.7	46.1%	39.6%	11.54x	25.0x	29.2x	25.5%	22.5%	33.8%
9/26/12	Closed	7 Days Group Holdings Limited	30.4%	$665.6	$410.7	$92.5	$40.4	22.5%	9.8%	1.62x	7.2x	16.5x	30.6%	50.8%	49.5%
9/12/12	Closed	3SBio Inc.	4.2%	$119.5	$96.2	$26.6	$20.7	27.6%	21.5%	1.24x	4.5x	5.8x	29.4%	33.9%	30.9%
9/7/12	Closed	Syswin Inc.	59.8%	$27.5	$77.2	NA	N/A	NA	N/A	0.36x	NA	N/A	25.0%	42.9%	66.7%
8/13/12	Closed	LJ International Inc.	11.0%	$147.9	$193.3	$16.0	$6.4	8.3%	3.3%	0.77x	9.3x	23.1x	24.2%	25.8%	22.7%
8/12/12	Closed	Focus Media Holding Ltd.	18.5%	$2,884.4	$845.6	$317.3	$260.8	37.5%	30.8%	3.41x	9.1x	11.1x	15.5%	28.1%	38.5%
7/6/12	Closed	ShangPharma Corporation	66.1%	$142.2	$118.5	$17.3	$6.7	14.6%	5.7%	1.20x	8.2x	21.1x	30.8%	32.2%	48.5%
5/9/12	Closed	China Nuokang Bio-Pharmaceutical Inc.	61.2%	$83.0	$44.6	$8.4	$3.4	18.9%	7.7%	1.86x	9.8x	24.1x	56.8%	58.9%	59.8%
4/1/12	Closed	Winner Medical Group Inc.	74.0%	$99.1	$157.5	$19.6	$14.0	12.5%	8.9%	0.63x	5.1x	7.1x	32.3%	42.9%	21.6%
3/27/12	Closed	Zhongpin, Inc.	17.5%	$694.2	$1,456.2	$107.3	$88.0	7.4%	6.0%	0.48x	6.5x	7.9x	46.6%	58.8%	20.4%
2/24/12	Closed	Gushan Environmental Energy Limited	34.8%	$35.1	$196.2	$9.2	N/A	4.7%	N/A	0.18x	3.8x	N/A	34.1%	35.2%	22.2%
11/19/11	Closed	Global Education & Technology Group Limited	N/A	$174.0	$56.9	$7.9	$6.2	13.9%	10.9%	3.06x	22.1x	28.0x	105.0%	230.5%	245.0%
11/12/11	Closed	China GrenTech Corp. Ltd.	32.4%	$218.2	$269.4	$30.1	$26.7	11.2%	9.9%	0.81x	7.3x	8.2x	23.0%	15.8%	56.7%
10/28/11	Closed	China Real Estate Information Corporation	54.4%	$292.3	$215.3	$46.3	$23.2	21.5%	10.8%	1.36x	6.3x	12.6x	NM	NM	NM
10/15/11	Closed	Shanda Interactive Entertainment Ltd.	68.4%	$1,559.7	$1,018.0	$167.9	$76.1	16.5%	7.5%	1.53x	9.3x	20.5x	23.5%	27.7%	16.7%
7/25/11	Closed	SOKO Fitness & Spa Group, Inc.	9.2%	$87.1	$37.2	$15.1	$11.1	40.6%	29.9%	2.34x	5.8x	7.8x	NM	NM	NM
6/27/11	Closed	Tiens Biotech Group (USA), Inc.	95.1%	$150.0	$43.0	$9.5	$6.4	22.0%	14.8%	3.49x	15.9x	23.5x	67.0%	59.3%	29.4%
3/25/11	Closed	Funtalk China Holdings Limited	77.1%	$609.9	$1,101.4	$86.3	$83.8	7.8%	7.6%	0.55x	7.1x	7.3x	17.1%	25.7%	45.5%
1/28/11	Closed	China Security & Surveillance Technology, Inc.	20.9%	$541.9	$653.4	$106.9	$103.9	16.4%	15.9%	0.83x	5.1x	5.2x	33.2%	34.9%	23.1%
3/7/11	Closed	China Fire & Security Group, Inc.	40.0%	$217.6	$85.5	$24.0	$17.5	28.0%	20.5%	2.54x	9.1x	12.4x	43.8%	56.5%	57.1%
							Mean	20.7%	16.2%	1.8x	8.9x	14.4x	30.5%	38.2%	40.9%
							Median	16.4%	10.9%	1.2x	7.7x	11.7x	24.6%	29.0%	29.3%
							Low	1.3%	2.5%	0.2x	1.5x	1.6x	2.6%	2.6%	3.4%
							High	63.3%	60.1%	11.5x	25.0x	59.2x	105.0%	230.5%	245.0%

Source: Capital IQ, SEC filings

CONFIDENTIAL

22

DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Conclusions

Selected Public Companies Analysis

(USD in thousands)

Enterprise Valuation Multiples						Valuation Summary						
Metric	Public Companies Range			Public Companies Median	M&A Transactions Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / 2014 Normalized Revenue [1]	0.52x	-	3.14x	2.00x	NA	2.50x	-	2.75x	$46,296	$115,740	-	$127,314
EV / 2014 Normalized EBIT [1]	10.0x	-	23.6x	14.2x	NA	8.00x	-	9.00x	$14,561	$116,485	-	$131,046

Implied Adjusted Enterprise Value Range	$116,100	-	$129,200
Less: Excess 2014 CAPEX Spend [2]	($66,743)	-	($66,743)
Enterprise Value Range	$49,357	-	$62,457

Considerations

- Significant capital commitment for R&D center and data centers
- Recent deterioration of EBITDA margin
- Projected gross margin erosion for the MVAS and MPS business
- Small in size relative to the peer group
- Significant working capital requirements
- Customer concentration risk
- Lack of geographic diversity
- Geopolitical risk versus the global peers

Implied Valuation Multiples

EV / LTM EBITDA	$10,524	4.7x	-	5.9x
EV / 2013 EBITDA	$12,577	3.9x	-	5.0x
EV / LTM EBIT	$8,787	5.6x	-	7.1x
EV / 2013 EBIT	$11,473	4.3x	-	5.4x
EV / LTM Revenue	$26,719	1.85x	-	2.34x
EV / 2013 Revenue	$27,044	1.83x	-	2.31x
P/ LTM EPS	$0.19	6.66x	-	8.57x
P/ 2013 EPS	$0.24	5.09x	-	6.56x
P/ Book Value	$2.70	0.46x	-	0.59x

Note: Balance sheet data and LTM as of September 30, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

[1] Revenue and EBIT for 2014 are adjusted to reflect the normal level of operating performance of the data centers and rental income of the R&D building in the first 5-year business cycle as projected by Management.

[2] "Excess" Capex defined as amount over 15% of sales (level estimated in normalized terminal year).

CONFIDENTIAL 23 DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

25 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps : • Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and repr ese ntations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such in for mation; • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to al l l egal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Prop ose d Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, fu rnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnis hin g the same and Duff & Phelps has relied upon such matters in performing its analysis; • Assumed that information supplied and representations made by Company management are substantially accurate regarding the Com pan y and the Proposed Transaction; • Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Le tter are substantially accurate; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; • Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Tra nsa ction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and i n a manner that complies in all material respects with all applicable laws; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Tran sac tion will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction . To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions .

26 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared this Opinion effective as of the date hereof . This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company . • Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . • In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) .

27 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent . • This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based . • This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated November 13 , 2012 (the “ Engagement Letter ”) . • This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Premiums Paid Analysis Appendix 02

Premiums Paid Analysis

Going Private and Software and IT Services Company Transactions

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from November 2010 - November 2013

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	**356**	**37.1**	**38.4**	**48.3**	**72.6**
Overall Median		**26.1**	**28.8**	**27.9**	**80.3**
Chinese Companies Mean	**54**	**35.7**	**43.4**	**45.4**	**62.9**
Chinese Companies Median		**26.0**	**34.9**	**34.9**	**66.2**
US-Listed Chinese Companies Mean	**41**	**36.1**	**44.4**	**46.6**	**61.7**
US-Listed Chinese Companies Median		**28.1**	**35.1**	**30.4**	**64.2**
Trunkbow International Holdings Limited		**24.8**	**37.7**	**62.2**	**48.5**

Premiums Paid Analysis - Software and IT Services Change of Control Transactions

Transactions announced, closed, or effective from November 2010 - November 2013

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	**68**	**38.3**	**40.9**	**40.4**	**68.5**
Overall Industry Median		**21.0**	**28.7**	**29.4**	**71.9**
Chinese Companies Mean	**10**	**18.5**	**27.4**	**28.7**	**57.4**
Chinese Companies Median		**17.3**	**24.2**	**26.0**	**48.2**
Trunkbow International Holdings Limited		**24.8**	**37.7**	**62.2**	**48.5**

Note: Excludes negative premiums.
Source: Capital IQ

CONFIDENTIAL

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DUFF & PHELPS